Exhibit 4.2.3

Execution Copy

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

CIMATRON LTD.

AND

MR. WILLIAM F. GIBBS

DATED DECEMBER 31, 2007

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 31st day of December, 2007, by and among CIMATRON LTD., a company incorporated under the laws of the State of Israel (the “Company”), and MR. WILLIAM F. GIBBS (“Gibbs”).

WHEREAS, the Company and Gibbs are party to a Merger Agreement and a Plan of Reorganization (the “Merger Agreement”) that provides for the issuance of the Company’s Ordinary Shares, par value NIS 0.1 each (“Ordinary Shares”) to Gibbs; and

WHEREAS, in connection with the Merger Agreement, the Company has agreed to grant certain registration rights with respect to the Ordinary Shares issued to Gibbs thereunder;

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS.

As used in this Agreement the following terms shall have the following respective meanings:

“Additional Holders” means Koonras Technologies Ltd and/or DBSI Investment Ltd, and any assignees of the foregoing.

“Affiliate” means an entity which controls, is controlled by or under common control with a Holder. For the purpose of this definition of Affiliate, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, whether by contract, voting rights or otherwise.

“Board”means the Board of Directors of the Company.

“Cimatron Shares” means the Ordinary Shares issued to Gibbs under the Merger Agreement. “Exchange Act”means the Securities Exchange Act of 1934, as amended.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder(s)” means Gibbs and/or any of his Affiliates as long as they own of record Registrable Securities in accordance with the provisions of this Agreement.

“Prospectus” means the prospectus included in the registration statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto and all material incorporated by reference in such prospectus.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means all Cimatron Shares and any and all securities issued or issuable with respect thereto upon any stock split or stock dividend, or into which such Cimatron Shares have been or may be converted to or exchanged into in connection with any merger, consolidation, recapitalization or similar event, until the earliest of (i) their effective registration under the Securities Act and resale in accordance with the registration statement covering it, or (ii) or their sale to the public pursuant to Rule 144, or (iii) when the Holder is eligible to dispose all of its Registrable Securities under Rule 144 within a 90 day period.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration, but excluding Selling Expenses.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time.

“SEC”or “Commission” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean, with respect to each Holder, its underwriting discounts and/or commissions, placement agent or broker fees and commissions and transfer taxes, if any, in connection with the sale of securities by such Holder.

2.	PIGGYBACK REGISTRATIONS.

2.1.	Notice of Registration. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company for cash (but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future) and will afford each such Holder requesting to be included in such registration, in accordance with this Section 2.1, an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after delivery of the above-described notice by the Company, so notify the Company in writing specifying the number of Registrable Shares requested to be included. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

2.2.	Underwritten Offering.

2.2.1.	If the registration statement under which the Company gives notice under this Section 2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities as part of its notice made pursuant to Section 2.1. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

2.2.2.	Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders and the Additional Holders pro-rata, based on the total number of Ordinary Shares held by each of them requesting to be included in such registration; and third, if any, to any shareholder of the Company (other than the Holder and the Additional Holders) on a pro rata basis. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.3.	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4 hereof.

3.	SHELF REGISTRATION STATEMENT REGISTRATION.

3.1.	Subject to the conditions of this Section 3, if the Company shall receive a written request(s) from any Holder (the “Initiating Holder”) or from any Additional Holder that the Company file a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all of the relevant Registrable Securities (the “Shelf Registration Statement”), then the Company shall, within thirty (30) days of the delivery thereof, give written notice of such request to all Holders, which may elect to join in such request, as specified in a written request given within fifteen (15) days after delivery of the Company’s written notice. The Shelf Registration Statement shall be on Form F-3 or another appropriate registration statement permitting registration of such Registrable Securities for resale by the Holders in accordance with the methods of distribution elected by them and set forth in such Shelf Registration Statement. The Company shall use its best commercial efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 3 months after the Holders initial request in accordance with this Section and to keep such Shelf Registration Statement continuously effective under the Securities Act until the expiration of five (5) years (the “Registration Period”) from the date the Shelf Registration is declared effective by the SEC.

3.2.	Underwritten Offering. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting then the Initiating Holders shall inform the Company in writing of their intention to do so and the intended plan of distribution and such information shall be included in the written notice referred to in Section 3.1. Distribution of the Registrable Securities by means of an underwriting shall be subject to the Company’s consent. Notwithstanding any other provision of this Section 3, if the offering is done by means of an underwriting and the underwriter advises the Company that marketing factors require a limitation of the number of Registrable Securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto (including the Additional Holders), and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities (including the Additional Holders) so requesting to be registered on a pro rata basis, based on the number of Ordinary Shares then held by all such Holders (including the Additional Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

3.3.	Exclusions. The Company shall not be required to effect a registration pursuant to this Section 3 (without limiting any other provisions of this Section 3 to that effect):

3.3.1.	After the Company has effected two (2) registrations pursuant to this Section 3 at the request of the Initiating Holder(s), and such registrations have been declared or ordered effective;

3.3.2.	If the market price of the Registrable Securities to be registered thereunder is less than US $250,000;

3.3.3.	If Form F-3 is not available for such offering by the Holders;

3.3.4.	If it is requested to effect more than one (1) registration under this Section 3 in any twelve (12) month period;

3.3.5.	During the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of a registration statement pertaining to the Company’s securities (but other than registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to SEC Rule 145 transaction on Form F-4 or similar forms that may be promulgated in the future);

3.3.6.	If within ten (10) days of receipt of a written request from Initiating Holders pursuant to this Section 3.1, the Company gives notice to the Initiating Holders of the Company’s good faith intention to file a registration statement for a public offering within ninety (90) days, provided that the Company actually files such registration statement within such ninety (90) days and makes reasonable good faith efforts to cause such registration statement to become effective;

3.3.7.	For a Holder if a registration statement filed pursuant to Section 2 herein is then effective and is available to such Holder for the resale of Registrable Securities;

3.3.8.	If the Company shall furnish to the Initiating Holders requesting a registration statement pursuant to this Section 3, an officer’s certificate signed by order of the Board stating that in the good faith judgment of the Board, (i) such registration may interfere with or affect the negotiation or completion of any material transaction or other material event that is being contemplated by the Company (whether or not final decision has been made to undertake such transaction at the time the right to delay is exercised), or (ii) such registration involves initial or continuing disclosure obligations that might not be in the best interest of the Company or its shareholders, or (iii) it would be otherwise seriously detrimental to the Company and its shareholders for such Shelf Registration Statement to be filled and/or effected at such time, any in each of the events described above the Company shall have the right to defer the filing of the Shelf Registration Statement for a period of not more than one hundred and twenty (120) days after receipt of the request of the Holder under this Section 3; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

3.3.9.	In any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

3.4.	Suspension.

3.4.1.	In addition to any suspension rights under subsection 3.4.2 below, upon the happening of any pending corporate development, public filing with the SEC or similar event, that, in the judgment of the Company’s Board, renders it advisable to suspend the use of the Prospectus or upon the request by an underwriter in connection with an underwritten public offering of the Company’s securities, the Company may, on not more than two (2) occasions for not more than thirty (30) days on each such occasion, suspend use of the Prospectus, on written notice to each Holder (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case each Holder shall discontinue disposition of Registrable Securities covered by the registration statement or Prospectus until copies of a supplemented or amended Prospectus are distributed to the Holders or until the Holders are advised in writing by the Company that sales of Registrable Securities under the applicable Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporate or deemed incorporated by reference in any such Prospectus. The suspension and notice thereof described in this Section 3.4 shall be held by each Holder in strictest confidence and shall not be disclosed by such Holder.

3.4.2.	In the event of: (i) any request by the SEC or any other federal or state governmental authority during the Registration Period for amendments or supplements to a registration statement or related prospectus or for additional information, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (iv) any event or circumstance which necessitates the making of any changes in the registration statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Holders (the “Suspension Notice”) to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), and, upon receipt of such Suspension Notice, the Holders will discontinue disposition of Registrable Securities covered by the registration statement or Prospectus (a “Suspension”) until the Holders’ receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until the Holders are advised in writing by the Company that the current Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of any Suspension, the Company will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Holders. The Suspension and Suspension Notice described in this Section 3.4.2 shall be held by each Holder in strictest confidence and shall not be disclosed by such Holder.

3.4.3.	Provided that a Suspension is not then in effect, the Holders may sell Registrable Securities under the registration statement, provided that the selling Holder arranges for delivery of a current Prospectus to the transferee of such Registrable Securities to the extent such delivery is required by applicable law.

4.	EXPENSES OF REGISTRATION.

Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 2 or 3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered, pro rata on the basis of the number of shares so registered.

5.	OBLIGATIONS OF THE COMPANY.

5.1.	Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

5.1.1.	Prepare and file with the SEC a Shelf Registration Statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to the Registration Period or, if earlier, until the Holder or Holders have completed the distribution related thereto.

5.1.2.	Prepare and file with the SEC such amendments and supplements to Shelf Registration Statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph 5.1.1 above.

5.1.3.	Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

5.1.4.	Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

5.1.5.	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

5.1.6.	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

5.1.7.	Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

5.1.8.	Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

6.	DELAY OF REGISTRATION; FURNISHING INFORMATION.

6.1.	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 and 3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities and so requested in writing by the Company.

6.2.	If a registration pursuant to Section 3 is to be effected by means of an underwritten offering, the identity of the underwriter shall be determined by the Company, subject to the consent of the Initiating Holders which shall not be unreasonably withheld, and in such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.

6.3.	No Holder of Registrable Securities may participate in any underwritten registration under Section 3 unless such Holder (i) agrees to enter into a written underwriting agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature; provided, however, that no Holder shall be required to give representations and warranties pursuant to any such underwriting agreement other than as to their ownership of, and ability to transfer, such Holder’s Registrable Securities; and (ii) provides any relevant information and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

7.	INDEMNIFICATION.

In the event any Registrable Securities are included in a registration statement under Sections 2 or 3:

7.1.	To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its affiliates, the partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, its affiliates, partners, officers, directors, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

7.2.	To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, directors, shareholders, legal counsel and accountants for the Company and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s its affiliates, partners, directors, shareholders or officers, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder or any person who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 7.2 exceed the net proceeds from the offering received by such Holder.

7.3.	Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall, to the extent materially prejudicial to its ability to defend such action, relieve such indemnifying party of its liability to the indemnified party under this Section 7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

7.4.	If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

7.5.	The obligations of the Company and Holders under this Section 7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

7.6.	The indemnification provisions of this Section 7 shall not be in limitation of any other indemnification provisions included in any other agreement

8.	ASSIGNMENT OF REGISTRATION RIGHTS; TRANSFER OF REGISTRABLE SECURITIES.

8.1.	The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to any Affiliate of the Holder that acquires at least 100,000 Registrable Securities (as adjusted for stock splits, combinations and other recapitalization events); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and (ii) such transferee shall agree to be subject to all provisions and restrictions set forth in this Agreement and shall have the rights and privileges of a “Holder” under this Agreement.

8.2.	In the event of a sale of Registrable Securities by a Holder, such Holder must also deliver to the Company’s transfer agent, with a copy to the Company, a certificate of subsequent sale reasonably satisfactory to the Company, so that ownership of the Registrable Securities may be properly transferred. The Company will cooperate to facilitate the timely preparation and delivery of certificates (unless otherwise required by applicable law) representing Registrable Securities sold.

9.	AGREEMENT TO FURNISH INFORMATION

Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

10.	RULE 144 REPORTING.

10.1.	With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company (at any time after it has become subject to such reporting requirements) agrees to use its best efforts to:

10.1.1.	Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times;

10.1.2.	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

10.1.3.	So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

11.	MISCELLANEOUS.

11.1.	Expenses. Each of Gibbs and the Company shall pay its own expenses and costs incurred in connection with the negotiation, approval, authorization and execution of this Agreement.

11.2.	Entire Agreement. This Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

11.3.	Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company (subject to the required corporate approval) and Gibbs. Any amendment or waiver affected in accordance with this Section 11.3 shall be binding upon all Holders and the Company. By acceptance of any benefits under this Agreement, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

11.4.	Termination. This Agreement shall terminate and shall have no further force and effect at such time that the Holders cease to hold any Registrable Securities.

11.5.	Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflicts of law principles of such State. The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of New York located in the City of New York in respect of any dispute or matter arising out of or connected with this Agreement.

11.6.	Successors and Assigns. Subject to the provisions of Section 8, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time.

11.7.	Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.8.	Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

11.9.	Aggregation of Shares. All Cimatron Shares held by any Holder and any Affiliate thereof, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, the applicability of any limitation under this Agreement, or calculating such Holder’s pro rata share.

11.10.	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized courier, specifying two day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

If to the Company: Cimatron Ltd. 11 Gush Etzion Street Givat Shmuel 54030, Israel Fax: +972-3-5312097 Attn: Danny Haran, Chief Executive Officer

With a mandatory copy to: Meitar, Liquornik, Geva & Leshem, Brandwein - Law Offices 16 Abba Hillel Road Ramat Gan 52506, Israel Fax: 972-3-6103111 Attn: Asaf Harel, Advocate

If to Gibbs: William F. Gibbs 4017 N Cedarpine Lane Moorpark, CA 93021 home telephone: 805-529-1991 office telephone: 805-523-0004 office fax 805-523-0006 cell 805-377-1789 email: bill@gibbsCAM.com

With a mandatory copy to:
Farella Braun + Martel LLP
Russ Building
235 Montgomery Street
San Francisco, CA 94104
Attn: Brian Donnelly
Telephone: 415.954.4400
Direct Phone: 415.954.4465
Fax: 415.954.4480
Email: BDonnelly@fbm.com

11.11.	Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission), all of which together shall constitute one instrument.

- Signature Page to Follow -

        IN WITNESS WHEREOF, the parties have duly signed this Registration Rights Agreement as of the Effective Date.

THE COMPANY:

_________________________________________
CIMATRON LTD.

Name: Danny Haran _________________________________________

Title: CEO _________________________________________

THE HOLDER:

_________________________________________
MR. WILLIAM F. GIBBS